Exhibit 99.5

TPT Global Tech, Inc. and Education System Management, Inc. Forge Strategic Partnership to Market Products and Services in the State of Georgia

TPT Global Tech's MedTech Subsidiary and Education System Management founder Dr. Carroll Harrison Braddy will be cooperating in fields ranging from technology to behavioral health to serve communities in need.

SAN DIEGO, CA / ACCESSWIRE / April 20, 2021 / TPT Global Tech, Inc. ("TPTW" or the "Company") (OTC:TPTW) today announced its subsidiary, TPT MedTech, LLC ("TPT MedTech") has signed a strategic partnership with Education System Management, Inc. to mutually provide marketing and support services to one another in the State of Georgia.

Specifically, each company will provide the other with the ability to market an array of products and services across Georgia. Such services include, but are not limited to, consulting and medical staffing for TPT MedTech's QuikLAB™ and QuikPASS™ infrastructure build out for proposed strategic testing through its high complexity laboratories. Beyond that, the two entities will cooperate for testing, research development for COVID-19, infectious diseases, Pharmocogenics (PGx), and Toxicology to include just a few. Additional joint efforts will focus on Primary Care, Specialized Subspecialties such as Behavioral Health, School Based Health Care with Mental Health monitoring via High Tech POS/EHR Streamlined Systems across the State of Georgia. The collaboration has also pledged to support higher research contribution and testing for Sickle Cell. Finally, TPT will aid in marketing Education System's products and services through its QuikLABs and via its QuikPASS app. The term of the Agreement is initially two years and the finances are being finalized by the two parties.

In joining with Education System Management, TPT will be aligning itself with one of Atlanta's most prominent citizens and community leaders, Dr. Carroll Harrison Braddy. Dr. Braddy is the CEO and Founder of ESM which is the parent company of National Youth Placement Corporation www.nationalyouthplacement.org, an organization dedicated to assisting at-risk youth through evidenced-based programs and providing comprehensive treatments for these adolescents. Specifically, Dr. Braddy's specialty is in behavioral health and addiction disease. The two companies will be cooperating to add this component to the QuikLAB tech platform offering as well.

"TPT Global and its MedTech subsidiary continue to expand their availability across the country and strategic partnerships such as this one with Education System Management will allow for continued Covid-testing and delivery of related services as well as to help expand the use of our lab capabilities and app use beyond Covid," said Stephen Thomas, Chairman & CEO of TPT Global Tech. "We are especially proud to be working with ESM founder Dr. Braddy who is among the most highly respected leaders in the South East for his work in Behavioral Science and Juvenile Justice as well as Restorative Reform."

As a leading Behavioral Scientist, Dr. Braddy developed one of the first Intensive Residential Treatment Facilities-ASAM 3.5(American Society of Addiction Medicine) for adolescents in Georgia. The facility is accredited with two locations, and several outpatient clinics. Dr. Braddy's philanthropic efforts are centered on children with special needs, autism research, neuroscience, global education and urban city revitalization. Managing assets in the tens-of-millions, Dr. Braddy, who has dedicated so much of his professional career to serving at-risk citizens, particularly urban youth, desires to continue his work in community development, implementing and building treatment facilities throughout the country for behavioral health and addiction treatment. He currently, serves on several non-profit boards, governmental administrative boards and serves as a senior expert consultant for local and state government. Education System Management has been studied by the University of Utah which resulted in a white paper showing ESM as one of the nation's most comprehensive treatment programs in a national comparative analysis. In addition to expanding TPT's reach, we know that working closely and in coordination with Dr. Braddy and his team further illustrates our commitment to helping all communities, particularly underserved communities, in the State and across the country."

"Our focus has always been on helping the people of Georgia and reaching into the communities that need health care attention the most. This strategic partnership with TPT will help us expand services, provide a deeper reach into communities hungry for assistance and will results in healthier citizens of Atlanta and Georgia as a whole," said Carroll Harrison Braddy, MD, DBH MBA and CEO of Education System Management of Atlanta.

About TPT Global Tech

TPT Global Tech Inc. (TPTW) based in San Diego, California, is a technology-based company with divisions providing telecommunications, medical technology and product distribution, media content for domestic and international syndication as well as technology solutions. It's TPT MedTech subsidiary is a provider of Covid/Health testing services on a global scale and its industry-leading platforms are helping travelers get back to travel, events take place and generally speaking helping life get back to a new normal. TPT Global Tech offers Software as a Service (SaaS), Technology Platform as a Service (PAAS), Cloud-based Unified Communication as a Service (UCaaS). It offers carrier-grade performance and support for businesses over its private IP MPLS fiber and wireless network in the United States. TPT's cloud-based UCaaS services allow businesses of any size to enjoy all the latest voice, data, media and collaboration features in today's global technology markets. TPT Global Tech also operates as a Master Distributor for Nationwide Mobile Virtual Network Operators (MVNO) and Independent Sales Organization (ISO) as a Master Distributor for Pre-Paid Cell phone services, Mobile phones Cell phone Accessories and Global Roaming Cell phones.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of various provisions of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, commonly identified by such terms as "believes," "looking ahead," "anticipates," "estimates" and other terms with similar meaning. Specifically, statements about the Company's plans for accelerated growth, improved profitability, future business partners, M&A activity, new service offerings, and pursuit of new markets are forward-looking statements. Although the company believes that the assumptions upon which its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct. Such forward-looking statements should not be construed as fact. The information contained in such statements is beyond the ability of the Company to control, and in many cases, the Company cannot predict what factors would cause results to differ materially from those indicated in such statements. All forward-looking statements in the press release are expressly qualified by these cautionary statements and by reference to the underlying assumptions.

Contact:

Shep Doniger
561-637-5750
sdoniger@bdcginc.com

IR-Frank Benedetto
619-915-9422

SOURCE: TPT Global Tech, Inc.